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                                  EXHIBIT 99.2
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                              ANALYST CALL SCRIPT
                                 AUGUST 8, 2001

RICH BAJENSKI:

Thank you operator. Good morning ladies and gentlemen. This is Richard Bajenski, Vice President of Investor Relations for Cooper Industries.

Joining me this morning are John Riley, Chairman, President and Chief Executive Officer of Cooper Industries and Brad McWilliams, Senior Vice President and Chief Financial Officer.

Before we begin, I'd like to make the following disclosure. Certain forward looking statements that will be made by management during this call are being provided in reliance upon the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995 and are based on current management expectations. Actual results may differ materially due to a number of risk factors that have been disclosed with our filings with the SEC. We do not assume any obligation to update the forward-looking information.

I'd now like to turn the call over to John Riley. John....

JOHN RILEY:

Good morning and thank you for joining us.

As you may have read in our press release, Cooper Industries announced today that our Board of Directors has unanimously rejected Danaher's unsolicited, inadequate and highly conditional proposal.

Our Board believes that Danaher's proposal is highly conditional because it presents an uncertain value based on a range and is subject to due diligence.

Based on the advice of our financial advisor, Credit Suisse First Boston, our Board of Directors has further concluded that the proposal is inadequate. Danaher's proposal fails to reflect, among other things, the value of Cooper's strong business platforms, global franchise, leading market position and portfolio of world-class brand name products.



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Danaher also has taken into consideration only nominal synergies even though previous discussions and comments indicated significantly higher cost saving opportunities.

Bottom line, Danaher's proposal is an attempt to coerce Cooper shareholders into accepting an opportunistic bid to acquire Cooper at a very low price. Danaher has made it clear that its proposal is very favorable to the Danaher shareholders, but our Board's responsibility is to maximize value for Cooper's shareholders.

We also announced today that our Board has authorized management and our financial advisor to explore all strategic alternatives that would maximize shareholder value.

These alternatives will include the exploration of mergers, sales, strategic alliances, acquisitions or other similar strategic alternatives.

Next, to ensure that we are able to focus on the important task of developing strategic alternatives, as well as to ensure the continued strength of our ongoing business operations, we have decided to postpone the August 30th Special Meeting of Shareholders.

Danaher has attempted to use our plan to reincorporate in Bermuda as a public referendum on its acquisition proposal. There is no purpose served by affording Danaher the opportunity to perpetuate misconceptions about the merits of our reincorporation.

Today, Cooper is the premier electrical products franchise in North America - and possibly the world.

This franchise was carefully and strategically crafted during the past five years as we selectively divested lower-margin, lower-return businesses including the automotive products segment in 1998. At the same time, we made important strategic additions to our electrical and tools businesses.

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Since that time, we have continued to amass through internal development and acquisitions an unparalleled portfolio of electrical and tools businesses. Our products and brand names - including Buss, B-Line, Crouse-Hinds, Halo, Menvier, McGraw-Edison, Crescent and Nicholson - give us leading positions in the markets we serve.

Underlying our significant commercial position is a solid financial base characterized by strong cash flow.

Additionally, ongoing internal improvement programs will provide distinct long-term competitive advantages and improved customer responsiveness. These programs include facility consolidations, production shifts to lower cost geographic regions, global joint ventures, worldwide sourcing initiatives and unparalleled broad-based distributor relationship programs.

Despite a very tough economy, we are continuing to implement aggressive - and successful - initiatives to enhance our business platforms.

These actions are contributing to our earnings and cash flow potential, and they are just beginning to be reflected in our financial performance. When the economy recovers, Cooper will be ready.

Let me summarize by saying that Cooper has an enviable product portfolio, financial strength, solid business fundamentals and a loyal and varied customer base.

Our Board and management have always been committed to enhancing Cooper's shareholder value. We intend to continue to act responsibly to address the interests of our shareholders.

Ladies and gentlemen, that concludes my formal remarks. I am now happy to take a few of your questions. Operator . . .

[Q & A]

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